Exhibit 99.1

Broadridge Acquires City Networks, a Leading International Provider

of Reconciliation and Process Automation Solutions

Lake Success, New York – June 21, 2010 – Broadridge Financial Solutions, Inc. (NYSE:BR) today announced that it has completed the acquisition of City Networks Ltd, a leading software and services provider of reconciliation, multi-asset process automation and operational risk management solutions to the global financial services industry.

The acquisition further accelerates Broadridge’s international strategic growth, extending its growing range of solutions and competencies to its existing bank-broker and asset management client base. The acquisition also increases Broadridge’s service reach into client domains such as FX and money markets and OTC derivatives.

City Networks is a highly-respected solutions provider. Through its PROactiveTM suite of solutions, it has a strong track-record for product innovation, customer service, and over 400 clients globally. Its enterprise reconciliation solution delivers superior rules-based capabilities and integrated exception management from the earliest point in the trade lifecycle through to post-settlement for any type of financial instrument across all internal systems and external agents. Its confirmation matching solutions automate the processing of trade confirmations with unsurpassed match rates.

With immediate effect, City Networks will operate internationally as Broadridge City Networks, forming part of Broadridge’s Securities Processing Solutions business. With its workforce based in New York, London, Johannesburg, Tokyo, Hong Kong, Singapore and Sydney, its local and regional operations will combine with existing Broadridge operations to complement and increase Broadridge’s presence in these locations.

Tom Carey, President, Securities Processing Solutions – International, Broadridge, said, “We are delighted to welcome the associates of City Networks, and their clients, to Broadridge. They bring an impressive pool of domain talent and service expertise, and we look forward to working together and demonstrating our commitment to investing in the solutions and growing this business. The acquisition underlines Broadridge’s continued strategy of providing services on a global basis. We particularly look to use our strong market position in both the U.S. and Canada to accelerate Broadridge City Networks’ business growth in North America.”

Richard Hill, founder and CEO of City Networks, said, “I am excited by the prospects that this offers our clients and staff, and look forward to the increased opportunities for City Networks with Broadridge.”

Marcus Dutton, Director, City Networks, has been appointed as General Manager of Broadridge City Networks. Commenting on the acquisition, he said, “Broadridge is an internationally respected, premier solutions provider across the financial services industry, with an exceptional focus on providing enduring value to its clients, its associates and its shareholders. City Networks has a proud record of innovating and delivering process automation solutions, and with Broadridge’s full backing we are now exceptionally well positioned to add further momentum to our business.” Mr. Dutton reports into Tom Carey.

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About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $3 trillion in fixed-income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal year 2010 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (the “2009 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2009 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered securities clearing firms and broker-dealers; declines in trading volume, market prices, or the liquidity of the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of our outsourced data center services provider to provide the anticipated levels of service; any significant slowdown or failure of Broadridge’s systems; Broadridge’s failure to keep pace with changes in technology and demands of its clients; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; and overall market and economic conditions. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Rick Rodick

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

+1 (516) 472-5474

Media:

Ed Orgon	Mike West
The Torrenzano Group	Vice President, International Marketing
+1 (212) 681 1700, ext. 115	Broadridge Financial Solutions, Ltd.
eorgon@torrenzano.com	+44 (0)20 7551 3224
mike.west@broadridge.com